UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 25, 2021

Cross Country Healthcare, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-33169	13-4066229
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6551 Park of Commerce Boulevard, N.W., Boca Raton, Florida 33487
(Address of Principal Executive Office) (Zip Code)

(561) 998-2232
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, par value $0.0001 per share	CCRN	The NASDAQ Stock Market LLC

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

Effective January 25, 2021, John A. Martins became employed by Cross Country Healthcare, Inc. (“Cross Country” or the “Company”) as its Group President, Nurse and Allied.

Prior to joining Cross Country, Mr. Martins, 52, served as the SVP of Operations Strategy for Aya Healthcare, Inc. from November 2017 to January 2020.   He also served as SVP, General Manager of AMN Healthcare Services, Inc. from January 2015 to October 2017, and as President, Onward Healthcare and in various other positions from February 2008 to January 2015.
Mr. Martins earned a Bachelor of Science from William Peterson University.

Mr. Martins has executed an offer letter with the Company which provides for an annual base salary of $430,000 (the “Base Salary). The Base Salary will be reviewed on an annual basis by the Company’s Compensation Committee, which will consider in its sole discretion whether to increase the Base Salary. Mr. Martins will be eligible to participate in the Company’s annual bonus plan with a target bonus of 75% of Base Salary, based on achieving performance goals to be established by the Compensation Committee.  In addition, for each calendar year during the term, Mr. Martins will be eligible to participate in the Company’s long term incentive plan and receive awards valued at 75% of Base Salary.  Such awards will be upon terms and conditions determined by the Compensation Committee. The Company also has agreed to reimburse Mr. Martins up to $75,000 for certain expenses related to his relocation to the Company’s corporate headquarters in Boca Raton, Florida, which amounts are subject to repayment by Mr. Martins if his employment is terminated within one year of the Effective Date, and pay for temporary housing expenses for up to twelve months at a cost not to exceed $3,500 per month. Mr. Martins is also eligible to participate in all other benefit plans and fringe benefit arrangements available to the Company’s senior executives.

If Mr. Martins’ employment is terminated by the Company without cause (as defined in the offer letter) or if Mr. Martins terminates his employment for good reason (as defined in the offer letter) he will be entitled to a severance payment equal to the sum of (i) any unpaid Base Salary through the date of termination; (ii) reimbursement for unreimbursed business expenses incurred through the termination date, (iii) payment of unused vacation and sick time in accordance with the Company’s policy; (iv) all other applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant pursuant to the terms and conditions of such plans; and continued payments of Base Salary in effect at the time of termination in accordance with the Company’s regular payroll practices for a period of twelve months following the date of termination (the “Severance Payments”), subject to his execution and non-revocation of a release of claims.

Mr. Martins will be entitled to participate in the Company’s Executive Severance Plan, as amended and restated as of May 28, 2019; provided, however, that if he is or becomes eligible to receive severance benefits under such plan, he will cease to be eligible for Severance Payments and the Company’s sole obligation will be to pay him the amounts and benefits provided in the Executive Severance Plan subject to the terms and conditions thereof.

The Company also entered into an agreement with Mr. Martins providing that during Mr. Martins’ employment and for a period of one year thereafter, he may not, among other things, compete with the Company in any jurisdiction in which the Company’s business is conducted nor may he intentionally interfere with the Company’s relationship with any of its suppliers, customers or employees.

The foregoing descriptions of the offer letter and restrictions agreement do not purport to be complete and are qualified in their entirety by reference to the offer letter and restrictions agreement that are attached as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K, respectively, and are incorporated herein by reference.

The press release issued by the Company on January 25, 2021 announcing Mr. Martins’ appointment is attached hereto as Exhibit 99.1 and incorporated herein by reference.

ITEM 8.01   Other Events.

On January 25, 2021, the Company announced that Buffy S. White has been appointed as Group President, Workforce Solutions, and Stephen A. Saville has been appointed as Group President, Locums, Education and Corporate Development.

Item 9.01                          Financial Statements and Exhibits

(d) Exhibits

10.1	Offer Letter by and between Cross Country Healthcare, Inc. and John Martins
10.2	Employment Agreement by and between Cross Country Healthcare, Inc. and John Martins
99.1	Press Release issued by the Company on January 25, 2021
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CROSS COUNTRY HEALTHCARE, INC.

Dated:	January 25, 2021	By:	/s/ William J. Burns
William J. Burns
Executive Vice President and Chief Financial Officer